Exhibit 99.1

CytoSorbents Announces Compliance with Nasdaq Minimum Bid Price Requirement

PRINCETON, N.J., August 1, 2024 -- CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of deadly conditions in the intensive care unit and cardiac surgery using blood purification via its proprietary polymer adsorption technology, announces that it has regained compliance with the Nasdaq Stock Market’s minimum bid price requirement of $1.00 per share.

On July 26, 2024, CytoSorbents received notification from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) that it has regained compliance with the minimum bid price requirement in Nasdaq Listing Rule 5550(a)(2) as a result of the closing bid price of CytoSorbents’ common stock being $1.00 per share or greater for 10 consecutive trading sessions ending July 25, 2024. Accordingly, Nasdaq has determined that this matter is now closed.

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, "We are pleased to confirm that CytoSorbents is now back in full compliance with Nasdaq's listing requirements, strengthening our market position as we approach our expected regulatory submissions for DrugSorb®-ATR marketing approval to U.S. FDA and Health Canada in the next several months. With recent operational progress on the clinical, regulatory, commercial, manufacturing, and financing fronts, coupled with continued aggressive cost cutting, we have been systematically putting into place the foundation of what we believe will be an exciting new phase of our business.”

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in the intensive care unit and in cardiac surgery through blood purification. Its lead product, CytoSorb®, is approved in the European Union and distributed in 75 countries worldwide. It is an extracorporeal cytokine adsorber that reduces “cytokine storm” or “cytokine release syndrome” in common critical illnesses that can lead to massive inflammation, organ failure and patient death. In these diseases, the risk of death can be extremely high, and there are few, if any, effective treatments. CytoSorb is also used during and after cardiothoracic surgery to remove antithrombotic drugs and inflammatory mediators that can lead to postoperative complications, including severe bleeding and multiple organ failure. As of March 31, 2024, more than 237,000 CytoSorb devices have been used cumulatively. CytoSorb was originally launched in the European Union under CE mark as the first cytokine adsorber. Additional CE mark extensions were granted for bilirubin and myoglobin removal in clinical conditions such as liver disease and trauma, respectively, and for ticagrelor and rivaroxaban removal in cardiothoracic surgery procedures. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with impending or confirmed respiratory failure. CytoSorb is not yet approved in the United States.

The DrugSorb™-ATR antithrombotic removal system, an investigational device based on the same polymer technology as CytoSorb, has received two FDA Breakthrough Device Designations, one for the removal of ticagrelor and another for the removal of the direct oral anticoagulants (DOAC) apixaban and rivaroxaban in a cardiopulmonary bypass circuit during urgent cardiothoracic procedures. The Company has completed the FDA-approved, randomized, controlled STAR-T (Safe and Timely Antithrombotic Removal-Ticagrelor) study of 140 patients at approximately 30 centers in U.S. and Canada to evaluate whether intraoperative use of DrugSorb-ATR can reduce the perioperative risk of bleeding in patients receiving ticagrelor and undergoing cardiothoracic surgery. This pivotal study is intended to support U.S. FDA and Health Canada marketing approval for DrugSorb-ATR in this application.

CytoSorbents’ purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of approximately $50 million from DARPA, the U.S. Department of Health and Human Services (HHS), the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, the U.S. Air Force, U.S. Special Operations Command (SOCOM), Air Force Material Command (USAF/AFMC), and others. The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, ContrastSorb, and others.  For more information, please visit the Company’s websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and  X.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, representations and contentions, and the timing of our expected regulatory submissions, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 14, 2024, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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U.S. Company Contact:
Kathleen Bloch, CFO
305 College Road East
Princeton, NJ 08540
+1 (732) 398-5429
kbloch@cytosorbents.com

Investor Relations Contact:
Eric Ribner
LifeSci Advisors, LLC
250 W 55th St, #3401
New York, NY 10019
+1 (646) 751-4363
ir@cytosorbents.com